EXHIBIT 99.1

News Release

Boeing World Headquarters 100 N. Riverside Chicago, IL 60606-1596 www.boeing.com

Boeing to Recognize Charges for USAF 767 Tanker Costs and Conclusion of 717 Production

•	Charges relate to company expenses on USAF 767 Tanker and 717 line closure

•	Company remains firmly committed to USAF 767 Tanker program

CHICAGO, Jan. 14, 2005 — The Boeing Company [NYSE: BA] announced it plans to recognize pre-tax charges totaling approximately $615 million, or $0.48 per share, related to the U.S. Air Force 767 Tanker program and expenses incurred to end production of the 717. The charges will be incorporated in the company’s fourth-quarter and full-year 2004 results, scheduled to be released on Feb. 2, 2005.

The charge related to the initial production of aerial refueling tankers for the U.S. Air Force is approximately $275 million pre-tax, or $0.21 per share, including expected supplier obligations. The charge, which is a result of the Company’s regular quarter- and year-end reviews, reflects Boeing’s updated assessment of securing the specific USAF 767 Tanker contract that was being negotiated, given the continued delay and now likely re-competition of the contract.

Boeing remains firmly committed to the USAF 767 Tanker program and is ready to support its customer in whatever decision is made regarding the recapitalization of the nation’s current aerial refueling fleet. Boeing used its own money and received no government funding in development of the USAF 767 Tanker.

The impact of this decision on the 767 commercial airplane program’s gross margin is expected to be offset by favorable performance. No decision has been made on the potential phase out of the 767 line.

Another charge of approximately $340 million pre-tax, or $0.27 per share, is attributable to a decision to conclude production of the 717 commercial airplane in 2006 and includes expected supplier termination charges. Most of the cash expenditures related to the charge and an additional $45 million of period expenses associated with the shutdown are expected to occur in 2005 through 2007.

“The 717 brings tremendous value to the airlines that operate it. Unfortunately, the overall market for the airplane does not support continuing 717 production beyond delivering on our current commitments,” said Boeing Commercial Airplanes President and Chief Executive Officer Alan Mulally. “We extend our appreciation and gratitude to all our employees, customers and partners who worked so well together on the 717. The moving production line pioneered on this airplane will be a lasting legacy across our current and future airplane programs.

“As with all Boeing airplanes, we will continue to provide exceptional customer support for 717s in service for many years to come. And Boeing will continue to compete aggressively with our popular 737 Next Generation family of airplanes, which serves the 100- to 215-seat market,” said Mulally.

The Company will discuss its financial outlook in more detail when it releases fourth-quarter and year-end 2004 results on Feb. 2.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans, production rate increases and decreases (including any reduction in or termination of an aircraft product), acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and the launch of the 7E7 program and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD); the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal proceedings; tax settlements with the IRS; U.S. Air Force review of previously awarded contracts; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2003 and Form 10-Q for the period ending March 31, 2004, June 30, 2004 and Sept. 30, 2004.

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C2101
Investor Relations: Dave Dohnalek or Bob Kurtz (312) 544-2140	Communications: Boeing World Headquarters: Anne Eisele (312) 544-2002

767 Tanker Program: Walt Rice (314) 705-0005 or Dan Beck (562) 810-5797 or Doug Kennett (703) 465-3532

767 Program: Leslie Nichols (425) 342-0447

717 Program: Cynthia Taylor (562) 496-7473 or Tom Brabant (562) 593-3269